Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 20, 2010, accompanying the balance sheet as of March 31, 2010 of SQN AIF III GP, LLC as contained in this Registration Statement and Prospectus on Form S-1. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts.”

/s/ Holtz Rubenstein Reminick, LLP

New York, New York
April 20, 2010